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                                                                      EXHIBIT 9








                               September 12, 2003


Joe Franklin Sanderson, Jr.
William Ramon Sanderson
Not individually but as Co-Executors of the Estate of Joe Franklin Sanderson, Deceased


         Re: Waiver of Section 7.10 of that certain Credit Agreement dated as of March 21, 2000

Ladies and Gentlemen:

         Reference is hereby made to that certain Credit Agreement dated as of March 21, 2000, as heretofore amended (the "Credit Agreement") among the undersigned (collectively the "Banks"), JOE FRANKLIN SANDERSON, JR. AND WILLIAM RAMON SANDERSON, not individually but solely as co-executors of the estate of Joe Franklin Sanderson, Deceased (the "Borrower"), and Harris Trust and Savings Bank, as agent for the Banks (the "Agent"). All defined terms used herein shall have the same meaning as in the Credit Agreement unless otherwise defined herein.

         Section 7.10 of the Credit Agreement restricts, among other things, the Borrower's ability to distribute the shares of common stock of Sanderson Farms, Inc. (the "SFI Stock") held by the Estate without the Banks' prior written consent unless the Borrower satisfies certain requirements. One of such requirements is that after giving effect to the distribution the Borrower's Net Worth is not less than $2,500,000 (the "Minimum Net Worth Requirement"). The Borrower would like to distribute up to 7,000 shares of SFI Stock to the legatees of the Estate and it satisfies all of the requirements contained in
Section 7.10 of the Credit Agreement except the Minimum Net Worth Requirement.

         The Borrower requests that the Banks waive, and the Banks hereby waive the Minimum Net Worth Requirement to the extent necessary to permit the Borrower to distribute up to 7,000 shares of SFI Stock to the legatees of the Estate, provided that such distribution is made no later than November 30, 2003.

         This waiver is limited to the matters expressly stated herein and shall become effective only upon the Borrower's and the Banks' acceptance hereof in the manner provided below. By accepting this waiver by the Banks of the foregoing requirements, the Borrower agrees that it remains obligated to comply with the terms of the Credit Agreement and related documents, including without limitation Sections 6 and 7.10 of the Credit Agreement, and that the Banks shall not be obligated in the future to waive any provision of the Credit Agreement and related documents and may exercise their rights and remedies under the Loan Documents and otherwise as though such waiver had never been made. This waiver shall be governed by the internal laws of the State of Illinois.


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         If this is satisfactory to you, please acknowledge this letter in the space provided below for that purpose.


                                  Very truly yours,

                                  HARRIS TRUST AND SAVINGS BANK,
                                      Individually and as agent


                                  By: /s/ Curtis Flammini
                                          -------------------------------------
                                      Its: Vice President
                                          -------------------------------------



                                  SUNTRUST BANK


                                  By: /s/ Michael Lapresi
                                          -------------------------------------
                                      Its: Director
                                          -------------------------------------